Exhibit 99.1

Universal Insurance Holdings, Inc. Reports Third Quarter 2018 Results

Fort Lauderdale, FL, October 29, 2018 – Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income and diluted earnings per share (EPS) of $37.4 million and $1.04, respectively for the third quarter of 2018.

Universal Insurance Holdings, Inc. Chairman and Chief Executive Officer Sean P. Downes commented: “Despite the occurrence of several significant catastrophic events during the third quarter, Universal once again reported excellent top line growth, strong underwriting results, and meaningful bottom line profitability, with an outstanding annualized ROE of 28.4% for the quarter. We continue to deliver strong organic growth within both Florida and through our expansion efforts into Other States, and Universal DirectSM continues to generate steady growth. Our vertically integrated structure again contributed favorably to results, with improved profitability at Universal Adjusting Corporation (UAC) resulting from increased service activity. Our balance sheet remains strong, conservatively positioned, and protected by a comprehensive reinsurance program. We are extremely pleased with our third quarter results and believe Universal remains well positioned to deliver outstanding value to shareholders going forward.”

Third Quarter 2018 Highlights

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Continued Organic Growth – Direct premiums written grew 12.5% in the third quarter, with 9.1% growth in Florida and 34.9% growth in Other States, as Universal DirectSM contributed to growth in all geographies. We currently write in 17 states with licenses in 3 additional states.

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Strong Underwriting Profitability – The third quarter net combined ratio was 82.0% compared to 99.5% in the prior year’s quarter, with improvement in the loss and LAE ratio partially offset by an increase in the G&A expense ratio. Third quarter results include $7.5 million (4.0 points) of weather events beyond plan, related to Hurricane Florence and Tropical Storm Gordon, compared to weather events beyond plan of $37.0 million (21.2 points) in the prior year’s quarter, related to Hurricane Irma. Both the current and prior year’s quarter included a negligible amount of prior year reserve development. The current year’s quarter also includes $16.7 million (8.8 points) of estimated pretax profit from additional income generated by UAC following Hurricane Irma. Our underlying underwriting results continue to reflect increased loss trends resulting from geographic expansion, an increased level of severe weather activity in recent years, and marketplace dynamics within Florida, including Assignment of Benefits (AOB) related claims.

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Solid Balance Sheet – Book value per share grew 7.7% from June 30, 2018 (or 24.5% from September 30, 2017) to $15.20. Our investment portfolio remains conservatively positioned, we have minimal debt or goodwill, we believe our loss reserves are appropriately set at current levels, and we are protected by a comprehensive reinsurance program.

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Focused on Shareholder Returns – Annualized Return on Average Common Equity (ROE) was 28.4% for the third quarter of 2018, and 33.1% for the nine months ended September 30, 2018. We paid a quarterly cash dividend of $0.16 per share in the third quarter, a $0.02 per share increase from the prior dividend paid in the first and second quarters of 2018. We did not repurchase any shares during the quarter, and $8.7 million remains on our current share repurchase authorization.

Third Quarter 2018 Results

Direct premiums written grew 12.5% from the prior year’s quarter to $309.2 million, with 9.1% growth in our Florida book and 34.9% growth in our Other States book. Our Florida organic growth strategy remains on track, with underlying growth in policies in force bolstered by the average statewide rate increase of 3.4% approved in late 2017, while our Other States organic geographic expansion efforts are also producing solid growth. For the quarter, companywide net premiums earned grew 8.3% to $188.9 million.

Commission revenue grew by 6.7% versus the prior year’s quarter to $5.7 million, including a benefit of approximately $0.6 million of reinstatement commissions received by Blue Atlantic Reinsurance Corporation during the third quarter of 2018. Policy fees grew by 7.1% versus the prior year’s quarter to $5.2 million, driven by an increase in the number of new and renewal policies written compared to the prior year. Other revenue of $1.8 million increased by 6.6% compared to the prior year’s quarter.

The net combined ratio was 82.0% in the third quarter of 2018 compared to 99.5% in the prior year’s quarter, driven by a reduction in the loss and loss adjustment expense ratio, partially offset by an increase in the general and administrative expense ratio.

The net loss and LAE ratio was 45.5% in the third quarter of 2018, compared to 66.7% for the prior year’s quarter. The main drivers of the change in the loss and LAE ratio are as follows:

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The current year’s quarter includes $7.5 million (4.0 points) of weather events beyond plan, related to Hurricane Florence ($5.0 million) and Tropical Storm Gordon ($2.5 million). The prior year’s quarter included $37.0 million (21.2 points) of weather events beyond plan, entirely related to Hurricane Irma.

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Third quarter 2018 results include $39 thousand (0.0 points) of favorable prior year reserve development, while the prior year’s quarter included $113 thousand (0.1 points) of unfavorable prior year reserve development.

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During the third quarter of 2018, Universal Adjusting Corporation (UAC) produced $16.7 million (8.8 points) of pretax profit, the vast majority related to additional revenues resulting from Hurricane Irma (which occurred during the third quarter of 2017). This benefit is included within loss and loss adjustment expenses.

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Our underlying loss and LAE ratio reflects continued geographic expansion into states outside of Florida (where non-catastrophe loss ratios are generally higher than in Florida), an increased level of severe weather activity in recent years, and the marketplace dynamics within our home state of Florida, including the impact of Assignment of Benefits (AOB) related claims.

The net general and administrative expense ratio was 36.5% in the third quarter of 2018, compared to 32.8% for the prior year’s quarter, as both the policy acquisition cost ratio and the other operating expense ratio increased compared to the prior period. The net policy acquisition cost ratio was 22.6% compared to 20.2% in the prior year, while the net other operating expense ratio was 13.9% compared to 12.5% in the prior year.

Net investment income grew by 115.3% from the prior year’s quarter to $6.6 million, driven by an increase in total cash and invested assets compared to the prior year, a shift in asset mix, and an increased yield as compared to the prior year’s quarter. Net realized investment gains were $0.4 million in the third quarter of 2018, compared to net realized gains of $0.8 million in the prior year’s quarter. Net unrealized investment losses were $2.5 million during the third quarter of 2018; we highlight that this line item was added during the quarter ended March 31, 2018, because of the adoption of accounting guidance for equity securities, and as such, this item was not presented in the comparable prior year’s quarter. Total unrestricted cash and invested assets was $1.11 billion at September 30, 2018, growth of 8.6% from $1.02 billion at September 30, 2017.

Interest expense was $89 thousand for the third quarter of 2018, compared to $80 thousand in the prior year’s quarter, with long term debt of $11.8 million at September 30, 2018 (debt-to-equity of 2.2%), compared to $13.2 million as of September 30, 2017 (debt-to-equity of 3.1%).

The effective tax rate for the third quarter of 2018 was 26.9%, compared to 40.0% in the prior year’s quarter. The decrease in our effective tax rate is primarily the result of the enactment of the Tax Cuts and Jobs Act of 2017, which resulted in a reduction in the federal corporate tax rate from 35.0% to 21.0% effective January 1, 2018.

Stockholders’ equity was $531.0 million at September 30, 2018, growth of 7.9% from $492.1 million at June 30, 2018, or 26.3% from September 30, 2017. Book value per common share was $15.20 at September 30, 2018, growth of 7.7% from June 30, 2018 or 24.5% from September 30, 2017. Annualized Return on Average Common Equity (ROE) was 28.4% for the third quarter of 2018 compared to 9.2% for the third quarter of 2017.

During the third quarter, the Company did not repurchase any shares. Our current share repurchase authorization program has $8.7 million remaining and runs through December 31, 2018.

On May 29, 2018, the company announced that its Board of Directors declared an increased quarterly cash dividend of $0.16 per share of common stock for the third quarter of 2018, an increase of $0.02 per share or 14.3% from the dividend paid in the first and second quarters of 2018. The third quarter dividend was paid on July 16, 2018 to shareholders of record on July 2, 2018.

Conference Call

Members of the Universal management team will host a conference call on Tuesday, October 30, 2018 at 9:00 AM ET to discuss third quarter 2018 financial results. Following prepared remarks, management will conduct a question and answer session. The call will be accessible by dialing toll free at (855) 752-6647 or internationally (toll) at (503) 343-6667 using the Conference ID: 4846998. A live audio webcast of the call will also be accessible on the Universal Insurance website at www.universalinsuranceholdings.com. A replay of the call can be accessed toll free at (855) 859-2056 or internationally (toll) at (404) 537-3406 using the Conference ID: 4846998, and will be available through November 13, 2018.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama, Virginia, New Jersey, New York, and New Hampshire. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended June 30, 2018.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	September 30, 2018	December 31, 2017
ASSETS
Invested Assets
Fixed maturities, at fair value	$760,408	$639,334
Equity securities, at fair value	69,108	62,215
Short-term investments, at fair value	—	10,000
Investment real estate, net	23,720	18,474

Total invested assets	853,236	730,023

Cash and cash equivalents	252,289	213,486
Restricted cash and cash equivalents	2,635	2,635
Prepaid reinsurance premiums	228,408	132,806
Reinsurance recoverable	158,603	182,405
Premiums receivable, net	66,017	56,500
Property and equipment, net	35,632	32,866
Deferred policy acquisition costs	90,643	73,059
Goodwill	2,319	2,319
Other assets	33,487	28,900

TOTAL ASSETS	$1,723,269	$1,454,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	158,667	248,425
Unearned premiums	629,693	532,444
Advance premium	32,839	26,216
Reinsurance payable, net	261,133	110,381
Long-term debt	11,765	12,868
Other liabilities	98,148	84,677

Total liabilities	1,192,245	1,015,011

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [1]	—	—
Common stock ($0.01 par value) [2]	463	458
Treasury shares, at cost - 11,385 and 11,043	(116,239)	(105,123)
Additional paid-in capital	88,231	86,186
Accumulated other comprehensive income (loss), net of taxes	(9,898)	(6,281)
Retained earnings	568,467	464,748

Total stockholders’ equity	531,024	439,988

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,723,269	$1,454,999

Notes:

1 - Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

2 - Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 46,318 and 45,778 shares; Outstanding 34,933 and 34,735 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES
Net premiums earned	$188,938	$174,517	$563,787	$505,085
Net investment income	6,642	3,085	17,213	9,012
Net realized gains/(losses) on investments	403	803	(2,093)	2,450
Net unrealized gains/(losses) on investments	(2,473)	—	(9,103)	—
Commission revenue	5,658	5,304	16,638	14,546
Policy fees	5,204	4,861	15,743	14,594
Other revenue	1,783	1,673	5,258	4,917

Total revenues	206,155	190,243	607,443	550,604

EXPENSES
Losses and loss adjustment expenses	85,947	116,375	251,715	267,129
Policy acquisition costs	42,745	35,304	114,333	100,754
Other operating expenses	26,207	21,885	77,023	70,559
Interest expense	89	80	258	269

Total expenses	154,988	173,644	443,329	438,711

Income before income tax expense	51,167	16,599	164,114	111,893
Income tax expense	13,787	6,635	40,595	41,354

NET INCOME	$37,380	$9,964	$123,519	$70,539

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SHARE AND PER SHARE INFORMATION

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Weighted average common shares outstanding - basic	34,861	34,686	34,870	34,927
Weighted average common shares outstanding - diluted	35,919	35,615	35,754	35,917
Shares outstanding, end of period	34,933	34,440	34,933	34,440

Basic earnings per common share	$1.07	$0.29	$3.54	$2.02
Diluted earnings per common share	$1.04	$0.28	$3.45	$1.96

Cash dividend declared per common share	$0.16	$0.14	$0.44	$0.42

Book value per share, end of period	$15.20	$12.21	$15.20	$12.21

Annualized return on average equity (ROE)	28.4%	9.2%	33.1%	23.0%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION

(in thousands, except Policies In-Force)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Premiums
Direct premiums written - Florida	$260,024	$238,309	$789,539	$718,177
Direct premiums written - Other States	49,152	36,435	132,402	98,173

Direct premiums written - Total	$309,176	$274,744	$921,941	$816,350

Net premiums written	$291,920	$267,441	$565,434	$497,523
Direct premiums earned	$288,404	$254,809	$824,692	$735,807
Net premiums earned	$188,938	$174,517	$563,787	$505,085

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	45.5%	66.7%	44.6%	52.9%
Policy acquisition cost ratio	22.6%	20.2%	20.3%	19.9%
Other operating expense ratio	13.9%	12.5%	13.7%	14.0%
General and administrative expense ratio	36.5%	32.8%	33.9%	33.9%

Combined ratio	82.0%	99.5%	78.6%	86.8%

Other Items
(Favorable)/Unfavorable prior year reserve development	(39)	113	2,227	1,318
Points on the loss and loss adjustment expense ratio	0.0%	0.1%	0.4%	0.3%

	As of September 30,
	2018	2017
Policies In-Force
Florida	636,985	612,713
Other States	181,508	136,895

Total	818,493	749,608

In-Force Premium
Florida	$1,001,791	$912,636
Other States	166,581	122,968

Total	$1,168,372	$1,035,604

Total Insured Value
Florida	$154,932,275	$143,993,671
Other States	67,744,874	47,829,382

Total	$222,677,149	$191,823,053

Contacts:

Investors	Media
Dean Evans	Andy Brimmer / Mahmoud Siddig
VP Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
954-958-1306	212-355-4449
de0130@universalproperty.com